Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Paul Caminiti/Carrie Bloom/Jonathan Doorley
Sard Verbinnen & Co
212-687-8080
VECTOR GROUP LTD. COMPLETES SALE OF $85 MILLION
AGGREGATE PRINCIPAL AMOUNT OF 11% SENIOR SECURED NOTES

     MIAMI, FL, September 1, 2009 — Vector Group Ltd. (NYSE: VGR) (the “Company”) announced today that it has completed the private placement of $85 million aggregate principal amount of its 11% Senior Secured Notes due 2015 (the “Notes”). The Notes are fully and unconditionally guaranteed on a joint and several basis by all of the wholly-owned domestic subsidiaries of the Company that are engaged in the conduct of the Company’s cigarette businesses.
     The Notes were issued at 94% of the face value. The Company intends to use the net proceeds of the issuance for general corporate purposes.
     This press release does not constitute an offer to sell or a solicitation of an offer to buy the Notes. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any other jurisdiction. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and the applicable securities laws of any other jurisdiction.
     This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements.
     Vector Group is a holding company that indirectly owns Liggett Group LLC and Vector Tobacco Inc. and directly owns New Valley LLC.
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